Exhibit 99.1
[XTO Logo Here]
NEWS RELEASE

For Immediate Release
Number: 08-05

XTO ENERGY ACQUIRES $1 BILLION IN PRODUCING PROPERTIES AND LEASEHOLD; ELECTS NOT TO PROCEED WITH MASTER LIMITED PARTNERSHIP

FORT WORTH, TX (February 12, 2008) - XTO Energy Inc. (NYSE-XTO) announced today that it has entered into definitive agreements with multiple parties to acquire producing properties located in our Eastern and San Juan Regions and to purchase acreage positions in the Woodford, Fayetteville and Barnett shales for a total of about $1 billion. From the producing property transactions, XTO Energy’s internal engineers estimate proved reserves to be 212 billion cubic feet of gas equivalent (Bcfe) of which approximately 60% are proved developed. These acquisitions will add about 35 million cubic feet of natural gas equivalent per day (MMcfe/d) to the Company’s growing production base. In the emerging shale plays, the Company added 76,000 net acres to expand its drilling inventory.
“Our acquisitions efforts are focused and disciplined. We continue to capture long-lived producing properties in our legacy basins. In addition, we are aggressively securing leasehold acreage in the best regions of the premier plays. These acquisitions, involving over 25 transactions, add production and reserves today while expanding the Company’s prolific drilling inventory for the future,” stated Bob R. Simpson, Chairman and Chief Executive Officer. “Going forward, we see more consolidation opportunities in 2008. XTO is well positioned to continue to purchase ‘bolt-on’ properties and, by doing so, accreting long-term value. Given this key advantage, and the evolution of the financial markets, XTO will not establish a master limited partnership at this time.”

XTO Energy Acquires $1 Billion in Producing Properties and Leasehold;
Elects not to Proceed with Master Limited Partnership

“Based on our success in the Barnett, Woodford and Fayetteville plays, XTO’s team has now established an expansive growth platform in the emerging shale regions. These leasehold additions, along with others in 2007, have built the core holdings to substantially grow shale production and reserves in the coming years.” said Keith A. Hutton, President.
In its Eastern Region, XTO is acquiring 70 Bcfe of proved reserves in numerous fields with daily production of 8 Mmcfe. In the San Juan Basin, the Company purchased 142 Bcfe of proved reserves with daily production of 27 Mmcfe. The leasehold acquired in the shale plays included 41,000 net acres in the Woodford, 32,000 net acres in the Fayetteville and 3,000 net acres in the Barnett. The Company’s total leasehold positions in these shale basins now include 120,000 net acres in the Woodford, 240,000 net acres in the Fayetteville and about 250,000 net acres in the Barnett, of which 50% is in the core.
The acquisitions are scheduled to close during the first quarter of 2008. Funding is expected to be provided through a combination of cash flow, bank debt and capital market transactions. The final closing price for each transaction is subject to typical adjustments from closing, post-closing and minor preferential purchase right elections.
XTO Energy Inc. is a domestic natural gas producer engaged in the acquisition, exploitation and development of quality, long-lived oil and natural gas properties in the United States. Its properties are concentrated in Texas, New Mexico, Arkansas, Oklahoma, Kansas, Wyoming, Colorado, Alaska, Utah, Louisiana, Mississippi and Montana.

Contact:	Louis G. Baldwin	Gary D. Simpson
	Executive Vice President &	Senior Vice President
	Chief Financial Officer	Investor Relations & Finance
	XTO Energy Inc.	XTO Energy Inc.
	817/870-2800	817/870-2800

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XTO Energy Acquires $1 Billion in Producing Properties and Leasehold;
Elects not to Proceed with Master Limited Partnership

This release can be found at http://www.xtoenergy.com.

Statements made in this news release, including those relating to proved reserves, proved developed reserves, drilling inventory, consolidation opportunities in 2008, purchase of bolt-on properties, accreting long-term value, growth of shale production and reserves, timing of closing pending acquisitions and source of funds are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, failure to close the pending acquisitions, the timing and extent of changes in oil and gas prices, changes in underlying demand for oil and gas, the timing and results of drilling activity, production downtime due to maintenance, weather or other factors outside the Company’s control, the availability of drilling equipment and technical personnel, changes in interest rates, higher than expected production costs and other expenses, future acquisitions and general economic conditions. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

Reserve estimates and estimates of reserve potential or upside with respect to the pending acquisitions were made by our internal engineers without review by an independent petroleum engineering firm. Data used to make these estimates were furnished by the sellers and may not be as complete as that which is available for our owned properties. We believe our estimates of proved reserves comply with criteria provided under rules of the Securities and Exchange Commission.